UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
February 2, 2005

Unify Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11807	94-2710559
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2101 Arena Boulevard

Sacramento, California 95834
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(916) 928-6400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On February 2, 2004, Unify Corporation (“Unify”) entered into a Stock Purchase Agreement (the “Agreement”) with Acuitrek Inc. (“Acuitrek”) and Daniel and Carrie Romine (“Sellers”) pursuant to which Unify agreed to acquire all of the issued and outstanding equity securities of Acuitrek.  Under the terms of the agreement, Unify will make an initial payment of $455,000, and over the next three years, retention-based earn-out payments of $1.1 million and potential performance-based earn-out payments, all to be paid with 50 percent cash and 50 percent Unify common stock (assuming profitability of the Acuitrek division).  Additionally, Unify will assume approximately $150,000 of net liabilities and deferred revenue.  Unify has agreed to register the shares issuable under the Agreement pursuant to a Registration Rights Agreement with the Sellers.  A copy of the Agreement is attached as Exhibit 1.1 and a copy of the Registration Rights Agreement is attached as Exhibit  1.2.

Item 2.01               Completion of Acquisition or Disposition of Assets.

On February 2, 2005, Unify completed the purchase of Acuitrek pursuant to the terms of the Agreement.  The material assets of Acuitrek consist of proprietary software programs and applications and related business activities for management of risk pools and insurance for public entities.   There is no material relationship between Unify on the one hand and Acuitrek and Sellers on the other hand other than in respect of the transactions described in the Agreement.

Item 9.01               Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

To be filed by amendment if determined to be applicable

(b)           Pro Forma Financial Information.

To be filed by amendment if determined to be applicable

(c)           Exhibits.

Exhibit No.	Description

1.1	Stock Purchase Agreement between Unify Corporation, Acuitrek Inc. and Daniel and Carrie Romine dated February 2, 2005.

1.2	Registration Rights Agreement between Unify Corporation and Daniel and Carrie Romine dated February 2, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 7, 2005

UNIFY CORPORATION

	By:	/s/ Peter J. DiCorti
Peter J. DiCorti
Vice President and Chief Financial Officer